UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number.)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant's telephone number, including area code: (401) 421-2800

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

        In connection with Textron's sale of its Automotive Trim business in 2001, Textron acquired shares of preferred stock (the "C&A Preferred Shares") of Collins & Aikman Products Co. ("C&A Products"), a subsidiary of Collins & Aikman Corporation ("C&A Corporation"). The C&A Preferred Shares are currently valued at $39 million on Textron's balance sheet. On May 17, 2005, C&A Corporation and substantially all of its U.S. operating subsidiaries, including C&A Products, filed voluntary petitions for reorganization under Chapter 11 of the U.S. bankruptcy code. Textron has concluded that the C&A Preferred Shares will likely have limited value as a result of the bankruptcy. Accordingly, Textron will record a non-cash impairment charge of $39 million in the second quarter of 2005.

Item 7.01 Regulation FD Disclosure

        Textron has provided approximately $64 million of lease financing to C&A Products and has guaranteed the performance of C&A Products under real property and equipment leases that were transferred to C&A Products as part of the sale of the Automotive Trim business. The current maximum exposure of Textron under the guarantees is approximately $11.5 million. Textron is evaluating the effect that the petition for reorganization of C&A Products discussed under Item 2.06 above may have on the lease financing and the guarantees.

 SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: May 20, 2005

s/ Richard L. Yates
By:	Richard L. Yates
Senior Vice President and Controller